NEWS

FOR IMMEDIATE RELEASE	CONTACTS
November 12, 2013	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Reports Third Quarter 2013 Results
–Highlights Include Sustained Business Volume Growth and High Credit Quality–
Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its third quarter 2013 results, which included sustained portfolio growth, driven by a diversified mix of new business at stable margins, and the continuation of high credit quality. Core earnings, a non-GAAP measure, and net income decreased in the third quarter due primarily to the run-off of existing higher-margin business.
Farmer Mac's third quarter 2013 core earnings were $11.8 million ($1.05 per diluted common share), compared to $13.4 million ($1.22 per diluted common share) for third quarter 2012. Core earnings decreased primarily due to lower net effective spread, which was driven by repayments of existing higher-margin Farm & Ranch loans, combined with the effect of refinancing existing floating rate assets at higher costs. Repayments of Farm & Ranch loans tend to be seasonally higher in the first and third quarters of the year due to the typical January and July payment dates for many of these loans. Generally, prepayments tend to slow as interest rates move higher. Core earnings for the nine months ended

September 30, 2013 were $39.6 million ($3.54 per diluted common share), compared to $38.0 million ($3.47 per diluted common share) for the nine months ended September 30, 2012, as business volume growth, gains from the sale of certain assets, and favorable credit performance offset dilution from business run-off and tighter spreads in 2013.
Farmer Mac's net income attributable to common stockholders for third quarter 2013 was $15.4 million ($1.37 per diluted common share), compared to $16.4 million ($1.49 per diluted common share) for the same period in 2012. This decrease is due to a reduction in net interest income, resulting from the run-off of existing business and a higher cost of refinancing floating rate assets, which was partially offset by an increase in non-interest income. The increase in non-interest income resulted from an increase in guarantee and commitment fees generated by new business, as well as an increase in unrealized appreciation on interest rate swaps not designated in a hedge relationship, which were partially offset by an increase in non-interest operating expenses. Net income for the nine months ended September 30, 2103 was $59.3 million ($5.30 per diluted common share), compared to $34.3 million ($3.12 per diluted common share) for the nine months ended September 30, 2012, as growth in non-interest income resulting primarily from unrealized gains on derivatives more than offset a decrease in net interest income in 2013.
Outstanding business volume increased to $13.8 billion as of September 30, 2013, compared to $13.0 billion as of December 31, 2012 and $12.5 billion as of September 30, 2012, which represents a 10.4 percent year-over-year growth rate. New business volume for third quarter 2013 was $820.9 million, including purchases of $250.0 million in Rural Utilities AgVantage securities, $193.1 million of Farm & Ranch loans, and $198.8 million of long-term standby purchase commitments ("LTSPCs").
"Farmer Mac grew its business volume a net $191 million on $821 million of total new business this quarter, registering an eighth straight quarter of growth," stated Farmer Mac's President and Chief Executive Officer, Timothy Buzby.  "Spread compression has been an industry-wide factor for some time, but Farmer Mac continues to add new business at attractive spreads. While our overall net effective spread decreased this quarter, the new business we generated is at or above our average spreads. Many of these new assets are longer-term in nature, allowing our investors to benefit from these spreads for a longer period of time. Credit quality is strong and our business continues to perform well as we execute on our mission to increase the availability of credit in rural America."
Business Results
     For third quarter 2013, Farmer Mac's net effective spread was $25.8 million (83 basis points), compared to $27.3 million (95 basis points) for third quarter 2012. The decrease in net effective spread was due to repayments of higher-margin assets and the refinancing of floating rate assets at higher costs. The decrease in net effective spread dollars was partially offset by increased amounts of interest-earning assets held on balance sheet. Net effective spread by business segment for third quarter 2013 was $16.2 million (123 basis points) for Farm & Ranch, $2.8 million (68 basis points) for USDA Guarantees, $3.0 million (46 basis points) for Rural Utilities, and $3.8 million (52 basis points) for Corporate.
Most Farm & Ranch loans have January and July payment dates, which generally lead to higher repayments during the first and third quarters compared to the second and fourth quarters of the year. Sequentially, Farm & Ranch's net effective spread decreased 7 basis points from second quarter to third quarter 2013, mostly due to this repayment pattern. This is similar to the 8 basis point decrease for the same periods in 2012 and less than the 13 basis point decrease in 2011.
Farmer Mac's guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and LTSPCs, were $6.8 million for third quarter 2013, compared to $6.4 million for third quarter 2012, driven by the purchase of new AgVantage bonds.

Business Volume
Farmer Mac added $820.9 million of new business volume during third quarter 2013, with contributions across all business lines and products. Specifically, Farmer Mac:

•	purchased $193.1 million of newly originated Farm & Ranch loans;

•	added $198.8 million of Farm & Ranch loans under LTSPCs;

•	purchased $103.5 million of Farm & Ranch AgVantage securities;

•	purchased $70.4 million of USDA Guaranteed Securities;

•	purchased $5.1 million of Rural Utilities loans; and

•	purchased $250.0 million of Rural Utilities AgVantage securities.
Total principal paydowns and maturities in the third quarter of 2013 were $630.1 million, including a $250 million repayment of a Rural Utilities AgVantage bond, compared to $489.1 million in second quarter 2013 and $623.8 million in third quarter 2012.
Farmer Mac's outstanding business volume was $13.8 billion as of September 30, 2013, an increase of $771.1 million from December 31, 2012 and an increase of $1.3 billion from September 30, 2012, as new volume exceeded maturities and principal paydowns on existing business volume. Demand has continued to remain strong for Farmer Mac's longer-term, fixed-rate loan products in the Farm & Ranch line of business, which drove a 45 percent increase in Farm & Ranch loan purchases in third quarter 2013 compared to third quarter 2012. The trend toward longer-term fixed-rate mortgage financing by farmland owners continues, driven by expectations for increasing rates in the future. Over the longer term, Farmer Mac believes demand for its secondary market tools should also increase as rural lenders make more loans and adapt to a changing regulatory environment.

Credit Quality
The loans in Farmer Mac's three lines of business continued to perform well during third quarter 2013. In the Farm & Ranch portfolio, 90-day delinquencies were $33.0 million (0.66 percent of the non-AgVantage Farm & Ranch portfolio) as of September 30, 2013, compared to $33.3 million (0.70 percent) as of December 31, 2012 and $40.8 million (0.93 percent) as of September 30, 2012. From second quarter to third quarter 2013, 90-day delinquencies declined $0.9 million (0.03 percent). Farmer Mac recorded immaterial net releases of $36,000 to the allowance for losses during the three months ended September 30, 2013, compared to net provisions of $94,000 for the same period in 2012.
When analyzing the overall risk profile of its portfolio, Farmer Mac takes into account more than the Farm & Ranch loan delinquency percentages provided above. Total business volume also includes AgVantage securities and rural utilities loans, neither of which have any delinquencies, and USDA Guaranteed Securities, which are backed by the full faith and credit of the United States. Across Farmer Mac's three lines of business, 90-day delinquencies represented 0.24 percent of total volume as of September 30, 2013, compared to 0.26 percent as of December 31, 2012 and 0.33 percent as of September 30, 2012.
Capital and Liquidity
Farmer Mac is required to hold capital at the higher of its statutory minimum capital requirement and the amount required by the risk-based capital stress test prescribed by Farm Credit Administration (FCA) regulations. As of September 30, 2013, Farmer Mac's core capital totaled $578.4 million and exceeded its statutory minimum capital requirement of $389.5 million by $188.9 million, or 48 percent. As of September 30, 2013, Farmer Mac's risk-based capital stress test generated a risk-based capital requirement of $70.9 million. Farmer Mac's regulatory capital of $591.9 million exceeded that amount by approximately $521.0 million.

As of September 30, 2013, total equity was $605.2 million, compared to $593.0 million as of December 31, 2012, as a $55.5 million increase in retained earnings was partially offset by a $47.1 million decrease in accumulated other comprehensive income (AOCI). The change in AOCI resulted primarily from reductions in unrealized appreciation on available-for-sale securities due to increases in interest rates in 2013.
As prescribed by FCA regulations, Farmer Mac is currently required to maintain a minimum of 60 days of liquidity. As of September 30, 2013, Farmer Mac had 168 days of liquidity, as calculated in accordance with the applicable FCA regulations currently in effect.  FCA recently approved a final rule to revise the current regulations governing the management of liquidity risk at Farmer Mac, which is expected to become effective during second quarter 2014. These new regulations will require Farmer Mac to hold a minimum of 90 days of liquidity and will revise the methodology for determining Farmer Mac's liquidity reserve, but Farmer Mac does not expect its compliance with the final regulation to materially affect its operations or financial condition.
Reconciliation of Core and GAAP Earnings
Farmer Mac uses core earnings, a non-GAAP financial measure, to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings differs from GAAP net income by excluding the effects of fair value accounting guidance, which are not expected to have a cumulative net impact on GAAP earnings if the financial instruments are held to maturity, as is generally expected. Core earnings also differs from GAAP net income by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to supplement GAAP information and not to replace it.

A reconciliation of Farmer Mac's GAAP net income attributable to common stockholders to core earnings is presented in the following table:

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	September 30, 2013	September 30, 2012
	(in thousands, except per share amounts)
GAAP net income attributable to common stockholders	$15,413	$16,381
Less the after-tax effects of:
Unrealized gains on financial derivatives and hedging activities	4,632	3,456
Unrealized losses on trading assets	(407)	(286)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(421)	(873)
Net effects of settlements on agency forward contracts	(158)	699
Sub-total	3,646	2,996
Core earnings	$11,767	$13,385

Core earnings per share:
Basic	$1.09	$1.28
Diluted	1.05	1.22
More complete information about Farmer Mac's performance for third quarter 2013 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed earlier today with the Securities and Exchange Commission (SEC).

Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects, and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:

•	the availability to Farmer Mac and Farmer Mac II LLC of debt financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac or its sources of business, including but not limited to:

◦
developments related to agricultural policies and programs contained in the current Farm Bill (the Food, Conservation, and Energy Act of 2008), many of which expired earlier this year and the continuation of which are subject to uncertainty in the current political environment,

◦	reduced funding for agricultural policies and programs as a result of federal budget cuts, or

◦	changes in policies related to renewable fuel standards and the use of ethanol as a blending agent;

•	fluctuations in the fair value of assets held by Farmer Mac and Farmer Mac II LLC;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving GSEs, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in Farmer Mac's Annual Report on Form 10‑K for the year ended December 31, 2012, as filed with the SEC on March 18, 2013, and in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. Farmer Mac II LLC is a subsidiary of Farmer Mac that operates the USDA Guarantees line of business of purchasing and holding USDA-guaranteed loans. Additional information about Farmer Mac II LLC is available on its website at www.farmermac2.com.
The conference call to discuss Farmer Mac's third quarter 2013 financial results and Form 10-Q will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time on Wednesday, November 13, 2013. An audio recording of that call will be available on Farmer Mac's website for two weeks after the call.

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$651,713	$785,564
Investment securities	2,503,112	2,499,629
Farmer Mac Guaranteed Securities	5,138,756	4,766,258
USDA Guaranteed Securities	1,629,010	1,590,783
Loans:
Loans	2,435,652	2,177,550
Loans held in consolidated trusts	563,855	563,575
Allowance for loan losses	(6,869)	(11,351)
Total loans, net of allowance	2,992,638	2,729,774
Other assets	169,778	250,193
Total Assets	$13,085,007	$12,622,201
Notes Payable:
Due within one year	$7,021,678	$6,567,366
Due after one year	5,037,035	5,034,739
Total notes payable	12,058,713	11,602,105
Debt securities of consolidated trusts held by third parties	178,076	167,621
Reserve for losses	6,573	5,539
Other liabilities	236,397	253,974
Total Liabilities	12,479,759	12,029,239
Preferred stock	58,333	57,578
Common stock	10,860	10,702
Additional paid-in capital	109,675	106,617
Accumulated other comprehensive income	26,828	73,969
Retained earnings	157,699	102,243
Non-controlling interest - preferred stock	241,853	241,853
Total Equity	605,248	592,962
Total Liabilities and Equity	$13,085,007	$12,622,201

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(in thousands, except per share amounts)
Interest income:
Net interest income	$28,188	$30,362	$84,719	$99,187
Release of/(provision for) loan losses	499	(137)	598	663
Net interest income after provision for loan losses	28,687	30,225	85,317	99,850
Non-interest income/(loss):
Guarantee and commitment fees	6,819	6,401	20,190	18,395
Gains/(losses) on financial derivatives and hedging activities	3,024	1,558	22,501	(23,334)
Losses on trading assets	(626)	(441)	(743)	(2,428)
Gains on sale of available-for-sale investment securities	—	—	3,073	28
Gains/(loss) on sale of real estate owned	39	(13)	1,210	249
Other income	565	959	2,518	2,451
Non-interest income/(loss)	9,821	8,464	48,749	(4,639)
Non-interest expense:
Compensation and employee benefits	4,523	4,375	13,792	13,434
General and administrative	2,827	2,788	8,459	8,210
Provision for/(release of) losses	463	(43)	1,034	1,381
Other non-interest expense	628	628	2,201	1,774
Non-interest expense	8,441	7,748	25,486	24,799
Income before income taxes	30,067	30,941	108,580	70,412
Income tax expense	8,226	8,294	29,978	17,319
Net income	21,841	22,647	78,602	53,093
Less: Net income attributable to non-controlling interest - preferred stock dividends	(5,547)	(5,547)	(16,641)	(16,641)
Net income attributable to Farmer Mac	16,294	17,100	61,961	36,452
Preferred stock dividends	(881)	(719)	(2,613)	(2,159)
Net income attributable to common stockholders	$15,413	$16,381	$59,348	$34,293

Earnings per common share and dividends:
Basic earnings per common share	$1.42	$1.56	$5.50	$3.28
Diluted earnings per common share	$1.37	$1.49	$5.30	$3.12
Common stock dividends per common share	$0.12	$0.10	$0.36	$0.30

The following table sets forth information regarding outstanding volume in each of Farmer Mac's three lines of business as of the dates indicated:

Outstanding Balance of Loans, Loans Underlying Non-AgVantage Farmer Mac
Guaranteed Securities and LTSPCs, AgVantage Securities, and USDA Guaranteed Securities
	September 30, 2013	December 31, 2012
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$1,773,782	$1,519,415
Loans held in trusts:
Beneficial interests owned by Farmer Mac	—	39
Beneficial interests owned by third party investors	176,921	160,397
Farmer Mac Guaranteed Securities - AgVantage	3,539,650	3,339,200
USDA Guarantees:
USDA Guaranteed Securities	1,630,774	1,559,683
Farmer Mac Guaranteed Securities	24,925	26,238
Rural Utilities:
Loans	663,533	663,097
Loans held in trusts:
Beneficial interests owned by Farmer Mac	354,241	368,848
Farmer Mac Guaranteed Securities - AgVantage	1,533,634	1,298,506
Total on-balance sheet	$9,697,460	$8,935,423
Off-balance sheet:
Farm & Ranch:
Farmer Mac Guaranteed Securities - AgVantage	$970,000	$970,000
LTSPCs	2,283,341	2,156,068
Farmer Mac Guaranteed Securities	801,704	911,370
USDA Guarantees:
Farmer Mac Guaranteed Securities	21,094	29,658
Rural Utilities:
Farmer Mac Guaranteed Securities - AgVantage	12,667	12,669
Total off-balance sheet	$4,088,806	$4,079,765
Total	$13,786,266	$13,015,188

The following table presents the quarterly net effective spread by business segment for third quarter 2013 and the previous eight quarters:

	Net Effective Spread by Business Segment
	Farm & Ranch		USDA Guarantees		Rural Utilities		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
September 30, 2013	$16,174	1.23%	$2,831	0.68%	$2,985	0.46%	$3,791	0.52%	$25,781	0.83%
June 30, 2013	16,325	1.30%	2,738	0.68%	3,033	0.46%	3,967	0.58%	26,063	0.87%
March 31, 2013	16,049	1.32%	2,933	0.73%	3,014	0.51%	4,267	0.59%	26,263	0.90%
December 31, 2012	16,133	1.36%	2,869	0.74%	3,155	0.55%	4,303	0.56%	26,460	0.91%
September 30, 2012	16,839	1.46%	2,830	0.73%	3,109	0.57%	4,478	0.57%	27,256	0.95%
June 30, 2012	16,749	1.54%	2,790	0.74%	3,006	0.55%	4,664	0.64%	27,209	0.99%
March 31, 2012	14,874	1.45%	2,766	0.75%	3,177	0.54%	4,815	0.66%	25,632	0.94%
December 31, 2011	15,442	1.57%	2,693	0.74%	3,152	0.54%	4,735	0.71%	26,022	1.00%
September 30, 2011	13,542	1.52%	2,705	0.77%	3,046	0.53%	3,472	0.55%	22,765	0.93%

The following table presents quarterly core earnings reconciled to GAAP net income/(loss) available to common stockholders for third quarter 2013 and each of the previous eight quarters:

Core Earnings by Quarter Ended
	September 2013	June 2013	March 2013	December 2012	September 2012	June 2012	March 2012	December 2011	September 2011
	(in thousands)
Revenues:
Net effective spread	$25,781	$26,063	$26,263	$26,460	$27,256	$27,209	$25,632	$26,022	$22,765
Guarantee and commitment fees	7,046	6,954	6,792	6,764	6,591	6,607	6,660	6,740	6,930
Other	(466)	3,274	187	393	384	(294)	18	55	(680)
Total revenues	32,361	36,291	33,242	33,617	34,231	33,522	32,310	32,817	29,015

Credit related (income)/expenses:
(Release of)/provisions for losses	(36)	(704)	1,176	1,157	94	174	450	(118)	(801)
REO operating expenses	35	259	126	47	66	15	6	82	142
(Gains)/losses on sale of REO	(39)	(1,124)	(47)	(629)	13	(262)	—	(254)	4
Total credit related (income)/expenses	(40)	(1,569)	1,255	575	173	(73)	456	(290)	(655)

Operating expenses:
Compensation & employee benefits	4,523	4,571	4,698	5,752	4,375	4,574	4,485	3,916	4,805
General & Administrative	2,827	2,715	2,917	2,913	2,788	2,664	2,758	2,315	2,505
Regulatory fees	593	594	594	594	562	562	563	563	550
Total operating expenses	7,943	7,880	8,209	9,259	7,725	7,800	7,806	6,794	7,860

Net earnings	24,458	29,980	23,777	23,783	26,333	25,795	24,048	26,313	21,810
Income taxes	6,263	7,007	6,081	5,914	6,682	6,627	6,028	7,471	4,316
Non-controlling interest	5,547	5,547	5,547	5,546	5,547	5,547	5,547	5,546	5,547
Preferred stock dividends	881	881	851	720	719	720	720	720	719
Core earnings	$11,767	$16,545	$11,298	$11,603	$13,385	$12,901	$11,753	$12,576	$11,228

Reconciling items (after-tax effects):
Unrealized gains/(losses) on financial derivatives and hedging activities	4,632	11,021	5,712	4,719	3,456	(14,035)	10,185	386	(35,857)
Unrealized (losses)/gains on trading assets	(407)	(212)	136	1,778	(286)	(2,006)	714	2,476	(2,361)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(421)	(564)	(618)	(4,534)	(873)	(901)	(958)	(1,875)	(1,154)
Net effects of settlements on agency forwards	(158)	955	(338)	(102)	699	(250)	509	(240)	(1,291)
Lower of cost or fair value adjustments on loans held for sale	—	—	—	(3,863)	—	—	—	—	6,403
GAAP net income/(loss) attributable to common stockholders	$15,413	$27,745	$16,190	$9,601	$16,381	$(4,291)	$22,203	$13,323	$(23,032)